Exhibit 99.1

2013-06
Contact:    Jeff Altamari
Vice President, Investor Relations
(713) 513-3344

CAMERON ANNOUNCES SECOND QUARTER EARNINGS

HOUSTON (July 25, 2013) -- Cameron (NYSE: CAM) reported earnings per share for the second quarter of 2013 of $0.79, excluding charges. After-tax charges for the second quarter of 2013 were $0.22 per share, including the following unusual items:

•	Tax consequences related to the formation of OneSubsea	$ 0.10
•	Other costs, primarily related to the formation of OneSubsea	$ 0.11
•	Foreign currency losses during the quarter	$ 0.01

The Company reported GAAP net income of $140.4 million for the quarter, or $0.57 per diluted share. This compares to GAAP net income of $174.6 million for the second quarter of 2012, or $0.70 per diluted share.

Year-over-year revenues increase

Revenues were $2.3 billion for the quarter, up 11 percent from $2.1 billion a year ago, representing the Company’s second highest revenue quarter. Cameron Chairman, President and Chief Executive Officer Jack B. Moore said that the year-over-year revenue increase was due to gains in the DPS business segment. Moore commented, “Our drilling, surface and subsea systems businesses each reflected year-over-year revenue improvements due to our record backlog position.”

Orders total $2.3 billion; OneSubsea and surface systems awards received after quarter end

Second quarter orders did not reflect any significant subsea or drilling systems awards, such as were seen in the previous two record quarters. Notwithstanding, total orders for the quarter were $2.3 billion. Moore said, “Record North American surface orders, continued robust drilling aftermarket and strong distributed valve orders were noted in the quarter.” He stated that the Company is still expecting a record year in bookings.

Following the end of the second quarter, a $540 million order was received from Chevron for OneSubsea equipment for the Rosebank development in the UK North Sea.  In addition, BHP Billiton and Cameron surface systems entered into a multi-year CAMSHALE frame agreement with an estimated value of $550 million. This represents the latest of 14 surface systems frame agreements the Company has received.

Cameron’s backlog at the end of the second quarter was $10.5 billion, its highest historical level. This was up from the prior year level of $7.5 billion, and the beginning of the year level of $8.6 billion. Moore noted, “Each of our DPS businesses are at all-time record backlogs while the Company’s overall record backlog is up 41 percent from last year.”

Capital investment and share repurchases continue

Moore said he expects Cameron to generate meaningful cash flow from operations for the full year.  He also noted that capital spending will approximate $500 million in 2013, reflecting multiple opportunities for deployment of capital, including enhanced exposure to North American resource plays and expansion of facilities and investment in the drilling and aftermarket services businesses. The Company also acquired 1.5 million of its shares during the second quarter.

Full year earnings guidance revised, reflecting timing of newly added OneSubsea businesses

Moore said that Cameron’s third quarter earnings are expected to be in the range of $0.80 to $0.85 per diluted share excluding charges. He noted the Company anticipates that full-year 2013 earnings are expected to be in the range of $3.40 to $3.55 per share excluding charges, down from previous full year guidance. Moore stated, “We revised our full year guidance primarily as a result of later than expected bookings for the newly added OneSubsea businesses. A number of large project awards shifted to later periods and this has impacted their projected earnings for the remainder of 2013.”

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
###
Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future cash flow from operations and earnings of the Company, including those of OneSubsea, for the third quarter and full year 2013 and earnings per share estimates. Also included are expectations regarding capital expenditures and investments as well as future orders for the Company, including those from North American resource plays, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products, particularly as affected by North American activity; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the possibility of cancellations of orders; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues:
Drilling & Production Systems	$1,438.4	$1,155.8	$2,707.4	$2,197.9
Valves & Measurement	534.3	558.3	1,055.8	1,049.5
Process & Compression Systems	314.7	339.6	641.9	610.6
Total revenues	2,287.4	2,053.7	4,405.1	3,858.0

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,625.0	1,448.9	3,119.1	2,729.3
Selling and administrative expenses	325.5	286.2	639.6	557.6
Depreciation and amortization	70.1	63.6	140.0	123.1
Interest, net	25.3	22.0	51.2	44.7
Other costs	35.6	9.9	66.4	8.4
Total costs and expenses	2,081.5	1,830.6	4,016.3	3,463.1

Income before income taxes	205.9	223.1	388.8	394.9
Income tax provision	(65.5)	(48.5)	(100.0)	(86.3)
Net income	$140.4	$174.6	$288.8	$308.6

Earnings per common share:
Basic	$0.57	$0.71	$1.17	$1.25
Diluted	$0.57	$0.70	$1.16	$1.25

Shares used in computing earnings per common share:
Basic	246.6	246.3	247.1	246.2
Diluted	248.1	247.7	248.6	247.8

EBITDA, excluding other costs:
Drilling & Production Systems	$239.2	$213.8	$437.4	$383.5
Valves & Measurement	118.6	121.5	241.9	224.4
Process & Compression Systems	32.0	36.0	62.8	55.9
Corporate and other(1)	(52.9)	(52.7)	(95.7)	(92.7)
Total	$336.9	$318.6	$646.4	$571.1

(1)
Corporate EBITDA amounts exclude $35.6 million and $66.4 million of other costs for the three- and six-month periods ended June 30, 2013; and $9.9 million and $8.4 million for the three- and six-month periods ended June 30, 2012.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	June 30, 2013	December 31, 2012
	(unaudited)
Assets:
Cash and cash equivalents	$1,718.1	$1,185.8
Short-term investments	310.2	517.0
Receivables, net	2,288.9	1,966.7
Inventories, net	3,060.3	2,741.2
Other	379.7	499.9
Total current assets	7,757.2	6,910.6

Plant and equipment, net	1,850.9	1,765.1
Goodwill	2,670.2	1,923.9
Other assets	1,387.6	558.6
Total Assets	$13,665.9	$11,158.2

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$32.3	$29.2
Accounts payable and accrued liabilities	3,249.1	3,045.7
Accrued income taxes	97.2	94.1
Total current liabilities	3,378.6	3,169.0

Long-term debt	2,045.7	2,047.0
Deferred income taxes	370.4	131.7
Other long-term liabilities	206.9	244.4
Total liabilities	6,001.6	5,592.1

Stockholders’ Equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 263,111,472 shares issued at June 30, 2013 and December 31, 2012	2.6	2.6
Capital in excess of par value	3,155.5	2,094.6
Retained earnings	4,409.5	4,120.7
Accumulated other elements of comprehensive income (loss)	(155.8)	(30.0)
Less: Treasury stock, 17,001,730 shares at June 30, 2013 (16,415,336 shares at December 31, 2012)	(701.5)	(621.8)
Total Cameron stockholders’ equity	6,710.3	5,566.1
Noncontrolling interests	954.0	–
Total equity	7,664.3	5,566.1

Total Liabilities and Stockholders’ Equity	$13,665.9	$11,158.2

Cameron
Unaudited Consolidated Condensed Statements of Cash Flows
($ millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Cash flows from operating activities:
Net income	$140.4	$174.6	$288.8	$308.6
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	59.3	51.6	115.3	99.4
Amortization	10.8	12.0	24.7	23.7
Non-cash stock compensation expense	14.0	10.7	27.4	21.6
Deferred income taxes and tax benefit of employee stock compensation plan transactions	(2.4)	12.2	11.6	31.7
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	(236.1)	(80.7)	(70.9)	16.8
Inventories	(124.6)	(109.6)	(340.1)	(312.1)
Accounts payable and accrued liabilities	211.9	124.4	7.4	(168.3)
Other assets and liabilities, net	(43.7)	(31.7)	(57.3)	(61.7)
Net cash provided by (used for) operating activities	29.6	163.5	6.9	(40.3)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	353.1	190.6	628.3	512.3
Purchases of short-term investments	(134.5)	(265.4)	(421.4)	(508.3)
Capital expenditures	(98.8)	(95.1)	(182.5)	(181.8)
Dispositions (acquisitions), net of cash acquired	7.8	(248.1)	9.0	(309.6)
Proceeds received and cash acquired from formation of OneSubsea	603.0	–	603.0	–
Proceeds from sales of plant and equipment	2.6	8.5	4.4	18.3
Net cash provided by (used for) investing activities	733.2	(409.5)	640.8	(469.1)
Cash flows from financing activities:
Short-term loan borrowings (repayments), net	(28.3)	(62.9)	8.6	(44.5)
Issuance of senior debt	–	499.3	–	499.3
Debt issuance costs	–	(3.4)	–	(3.4)
Purchase of treasury stock	(92.6)	(4.4)	(124.7)	(7.5)
Proceeds from stock option exercises, net of tax payments from stock compensation plan transactions	6.9	(0.3)	29.1	2.1
Excess tax benefits from employee stock compensation plan transactions	2.5	0.5	8.1	5.2
Principal payments on capital leases	(7.4)	(2.9)	(10.1)	(5.3)
Net cash provided by (used for) financing activities	(118.9)	425.9	(89.0)	445.9
Effect of translation on cash	(8.2)	(13.4)	(26.4)	(6.4)
Increase (decrease) in cash and cash equivalents	635.7	166.5	532.3	(69.9)
Cash and cash equivalents, beginning of period	1,082.4	662.5	1,185.8	898.9
Cash and cash equivalents, end of period	$1,718.1	$829.0	$1,718.1	$829.0

Cameron
Orders and Backlog
($ millions)

Orders

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Drilling & Production Systems	$1,502.7	$1,617.2	$4,245.7	$3,306.6
Valves & Measurement	523.8	549.8	1,062.3	1,077.8
Process & Compression Systems	304.4	407.0	656.4	759.0
Total	$2,330.9	$2,574.0	$5,964.4	$5,143.4

Backlog

	June 30, 2013	December 31, 2012	June 30, 2012

Drilling & Production Systems	$8,470.4	$6,576.4	$5,155.3
Valves & Measurement	1,063.0	1,051.0	1,144.0
Process & Compression Systems	963.7	969.8	1,154.3
Total	$10,497.1	$8,597.2	$7,453.6

Cameron
 Reconciliation of GAAP to Non-GAAP Financial Information
 ($ millions)

	Three Months Ended June 30, 2013
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$195.6	$108.7	$23.2	$(121.6)	$205.9
Depreciation & amortization	43.6	9.9	8.8	7.8	70.1
Interest, net	–	–	–	25.3	25.3
Other costs	–	–	–	35.6	35.6
EBITDA, excluding other costs	$239.2	$118.6	$32.0	$(52.9)	$336.9

	Three Months Ended June 30, 2012
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$176.1	$111.1	$26.9	$(91.0)	$223.1
Depreciation & amortization	37.7	10.4	9.1	6.4	63.6
Interest, net	–	–	–	22.0	22.0
Other costs	–	–	–	9.9	9.9
EBITDA, excluding other costs	$213.8	$121.5	$36.0	$(52.7)	$318.6

Cameron
 Reconciliation of GAAP to Non-GAAP Financial Information
 ($ millions)

	Six Months Ended June 30, 2013
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$350.0	$222.1	$45.2	$(228.5)	$388.8
Depreciation & amortization	87.4	19.8	17.6	15.2	140.0
Interest, net	–	–	–	51.2	51.2
Other costs	–	–	–	66.4	66.4
EBITDA, excluding other costs	$437.4	$241.9	$62.8	$(95.7)	$646.4

	Six Months Ended June 30, 2012
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total
Income (loss) before income taxes	$311.4	$203.7	$37.5	$(157.7)	$394.9
Depreciation & amortization	72.1	20.7	18.4	11.9	123.1
Interest, net	–	–	–	44.7	44.7
Other costs	–	–	–	8.4	8.4
EBITDA, excluding other costs	$383.5	$224.4	$55.9	$(92.7)	$571.1

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions, except per share amounts)

	Three Months Ended June 30, 2013
	After Tax	Diluted EPS (2)

Net income, as reported	$140.4	$0.57
Adjustments:
Foreign currency losses(1)	3.3
OneSubsea tax consequences	24.2
Other costs(1) –
OneSubsea formation costs	22.7
Acquisition integration costs	1.4
Mark-to-market impact on currency derivatives not designated as accounting hedges	(2.2)
Currency devaluation, litigation, restructuring and other costs	6.6
Adjusted EPS	$196.4	$0.79

(1)	Individual adjustments assume a 20.0% effective tax rate
(2)	Based on 248.1 million diluted shares

	Three Months Ended June 30, 2012
	After Tax (1)	Diluted EPS (2)

Net income, as reported	$174.6	$0.70
Adjustments:
International pension settlement costs	4.8
Acquisition integration costs	2.6
Mark-to-market impact on currency derivatives not designated as accounting hedges	(1.2)
Litigation, restructuring and other costs	1.6
Adjusted EPS	$182.4	$0.74

(1)	Individual adjustments assume a 21.7% effective tax rate
(2)	Based on 247.7 million diluted shares